EXHIBIT 99.1

APPROVED BY:	Rick Coté President and Chief Operating Officer 201-267-8000

CONTACT:	FTI Consulting Leigh Parrish/Jennifer Milan 212-850-5600

FOR IMMEDIATE RELEASE

FERRARI S.P.A. SELECTS MOVADO GROUP, INC. AS A GLOBAL LICENSE
PARTNER FOR THEIR SCUDERIA FERRARI WATCH COLLECTION

Paramus, NJ – March 26, 2012 -- Movado Group, Inc. (NYSE: MOV) today announced that it has signed a multi-year, worldwide license agreement with Ferrari S.p.A., the iconic sports car manufacturer and race team, to design, produce and market a collection of watches under the Ferrari and Scuderia Ferrari brand names.  This collection of Ferrari fan watches will be priced up to €1,500 euros and will be sold globally through select wholesale distribution outlets as well as Ferrari stores and the Ferrari online store.

Efraim Grinberg, Chairman and Chief Executive Officer of Movado Group, Inc., said, “We are extremely pleased to announce this new agreement with Ferrari and believe this will prove to be a mutually rewarding venture for both companies.  The Scuderia Ferrari watch collection will feature compelling, identifiable designs combined with the high quality craftsmanship that Movado Group is known for.  The Ferrari Formula 1 cars and Ferrari Road cars will provide great inspiration to our design group.  We look forward to collaborating with them to design an innovative collection and to satisfy the requests of Ferrari enthusiasts around the world.”

The collection will be launched at the Annual Watch & Jewelry Fair held in Basel, Switzerland in 2013.

Luca di Montezemolo, Chairman of Ferrari, commented, “I am very pleased to be collaborating with the Movado Group. This agreement is the perfect complement to our branded watch business in an innovative and highly competitive segment. We look forward to benefitting from Movado’s expertise in design, development and distribution in order to reach our fans around the world.”

Movado Group, Inc. designs, sources, and distributes MOVADO®, EBEL®, CONCORD®, ESQ® by Movado, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE® and LACOSTE® watches worldwide, and operates Movado company stores in the United States.